UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
May 5, 2015
Date of Report (Date of earliest event reported)
GAIN CAPITAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35008	20-4568600
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
Bedminster One
135 Route 202/206
Bedminster, New Jersey 07921
(Address of Principal Executive Offices)
(908) 731-0700
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2015, GAIN Capital Holdings, Inc. (the "Company") entered into employment agreements (the "Employment Agreements") with each of the following executive officers of the Company: (i) Glenn H. Stevens, President and Chief Executive Officer; (ii) Jeffrey A. Scott, Chief Operating Officer; (iii) Diego A. Rotsztain, General Counsel, Head of Corporate Development and Secretary; and (iv) Samantha Roady, Chief Commercial Officer. The terms of the Employment Agreements are substantially the same for each of these executive officers except as otherwise noted below.

The Employment Agreements have an initial term of three years and automatically renew for successive one-year periods unless either party gives notice of an intent not to extend the term at least 90 days prior to the end of the then-current term. The Employment Agreements set forth the current base salary for each of the executive officers, which can be increased at the discretion of the compensation committee of the Company's Board of Directors (the "Compensation Committee"). In addition, the Employment Agreements provide for annual discretionary bonuses and equity grants to each executive officer as determined by the Compensation Committee.

The Employment Agreements of Ms. Roady and Messrs. Scott and Rotsztain also provide that, in the event such executive officer's employment terminates without "Cause" (as defined in the Employment Agreements) or as a result of a resignation for "Good Reason" (as defined in the Employment Agreements) other than in connection with a "Change in Control" (as defined in the Employment Agreements), he or she will be entitled to receive any earned and unpaid salary through the date of termination, as well as any accrued and unused paid time off and appropriate expense reimbursements. In such circumstances, subject to the executive officer's execution of a release of claims in favor of the Company, the executive officer would also be entitled to receive the following payments and benefits: (i) severance in an amount equal to twelve months' base salary in effect at the time of termination; (ii) any accrued and unpaid incentive bonuses for the fiscal year prior to termination of employment; (iii) provided the executive is employed for at least one full fiscal quarter during the year in which termination occurs, a pro-rata bonus with respect to such year, which amount shall be calculated pursuant to a formula set forth in the Employment Agreements taking into account the Company's performance and such executive officer's achievement of his or her personal goals and objectives during the relevant fiscal year; (iv) an amount equal to the executive's aggregate incentive compensation for the year in which termination occurs, assuming satisfaction of corporate and personal goals and objectives at levels specified in the Employment Agreements; (v) with respect to outstanding equity incentive awards, accelerated vesting such that all equity grants held at the time of termination that are subject to time-based vesting conditions that would vest within the eighteen-month period following the termination date if the vesting schedule for such grants was based on a monthly vesting schedule will immediately vest and become exercisable; and (vi) continued health benefits at the same premium rates charged to other current employees for the eighteen-month period following termination of employment. Under the provisions of Mr. Stevens' Employment Agreement, in the event of such a termination of Mr. Stevens' employment without "Cause" or as a result of a resignation for "Good Reason", other than in connection with a "Change in Control", Mr. Stevens would be entitled to the same payments and benefits as described above, provided that Mr. Stevens would be entitled to receive: (i) severance in an amount equal to eighteen months' base salary; (ii) an amount equal to 1.5 times his aggregate incentive compensation for the year in which termination occurs, assuming satisfaction of corporate and personal goals and objectives at levels specified in his Employment Agreement; (iii) all of Mr. Stevens' equity incentive awards that would otherwise have vested on a monthly basis during the thirty-month period following the date of Mr. Stevens' termination of employment, would vest immediately; and (iv) Mr. Stevens would be entitled to continued health benefits for the twenty-four-month period following termination of employment.

In addition, in the event the executive officer's employment terminates without "Cause" (as defined in the Employment Agreements) or in the event of a resignation for "Good Reason" (as defined in the Employment Agreements) on or within twelve months, or eighteen months in the case of Mr. Stevens, after a "Change in Control" (as defined in the Employment Agreements), such executive officer would be entitled to receive any earned and unpaid salary through the date of his or her termination, as well as any accrued and unused paid time off and appropriate expense reimbursements. The Employment Agreements of each of the executive officers also provide that, in such circumstances, subject to the executive officer's execution of a release of claims in favor of the Company, the executive officer would also be entitled to receive: (i) severance in an amount equal to twenty-four months' base salary in effect at the time of termination; (ii) any accrued and unpaid incentive bonuses for the fiscal year prior to termination of employment; (iii) a pro-rata incentive bonus with respect to the fiscal year in which the termination of employment occurs based on such executive officer's target incentive bonus for such fiscal year and, in certain instances described in the Employment Agreements, the Company's achievement of annualized operating metrics during the year of termination; (iv) an amount equal to two times the executive's aggregate target incentive compensation for the fiscal year in which the termination of employment occurs, assuming satisfaction of corporate and personal goals and objectives at levels specified in his or her Employment Agreement; (v) with respect to outstanding equity awards, accelerated vesting such that all equity grants held at the time of termination that are subject to time-based vesting conditions will immediately vest and become exercisable in full; and (vi) continued health benefits at the same premium rates charged to other current employees for the twenty-four month period following termination of employment.

The Employment Agreements also contain non-disclosure, non-competition and non-solicitation provisions. The non-disclosure provisions provide for protection of the Company's confidential information. The non-competition and non-solicitation provisions prevent the executive officers from competing with the Company or soliciting the Company's customers or employees for a period of twelve months, or eighteen months in the case of Mr. Stevens, following any termination of employment, other than in connection with a “Change in Control” in which case such provisions would remain in effect for a period of six months. In the event of an executive officer's breach of any of these covenants, the Company's obligations to pay the amounts described above will cease.

The Employment Agreements do not require the Company to reimburse the executive officers for the amount of any golden parachute excise tax imposed under Section 4999 of the Internal Revenue Code (the "Code"); instead, if the payments to be received by any of the executive officers under the Employment Agreements constitute "excess parachute payments" (within the meaning of Section 280G of the Code), the amounts payable as described above would be paid in full or reduced to such lesser amounts that would result in no portion of the payments being subject to the golden parachute excise tax, whichever would result in such executive officer's receipt of the greatest amount under his or her Employment Agreement on an after-tax basis.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by the terms of the Employment Agreements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 11, 2015

GAIN CAPITAL HOLDINGS, INC.

By:	/s/ Diego Rotsztain
Name:	Diego Rotsztain
Title:	EVP and General Counsel